Exhibit 99.1

For Immediate Release

Gevo Adds Minho Roth To Board of Directors;

Ganesh Kishore, Ph.D. Steps Down

ENGLEWOOD, Colo. – July 15, 2015 – Gevo, Inc. (NASDAQ: GEVO) announced today the appointment of Johannes Minho Roth to Gevo’s Board of Directors. Mr. Roth is the Founder and Chief Executive Officer of FiveT Capital Holding AG, a Zurich based independent asset management firm, established in 2006, that specializes in investment solutions for high net worth clients, family offices and institutional investors. Mr. Roth is also a member of the Board of Directors for Plug Power Inc.

Ganesh “Kish” Kishore who joined the Board in 2008, will resign from the Board after many years of service to the Company.

“I am very pleased to announce Minho’s appointment to the board,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer. “Minho brings significant financing and investment experience that is highly relevant to a company like ours. I thank Kish for his long service and friendship, and I wish him the very best.”

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are

Exhibit 99.1

reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2014, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Media & Investor Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com